Exhibit 4.4
PARTNERSHIP INTEREST PURCHASE AGREEMENT
This PARTNERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 1st day of September 2008, by and between NBM ENTERPRISES L.L.C, a Texas limited liability company (“NBM”), JEFFREY M. MATTICH, a resident in the State of Texas ( “Mattich” and, together with NBM, the, “Purchasers”), FSS HOLDING CORP., a Texas corporation (“FSS”) and HOME SOLUTIONS OF AMERICA, INC. a Delaware corporation ( and ‘together with FSS the “Sellers”)’
RECITALS:
WHEREAS, Fiber-Seal Systems, L.P., a Texas limited partnership (“Fiber-Seal”), governed pursuant to the terms of the Agreement of Limited Partnership of Fiber-Seal Systems L.P. dated June 2l, 2002. a true and complete copy of which is attached hereto as Exhibit A (the” Partnership Agreement”) is currently engaged in the business of distributing the Fiber-Seal fabric, carpet, rug and furniture protection and cleaning system (the” Business”);
WHEREAS, FSS is the owner and holder of the 0.1% general partnership interest in Fiber-Seal (the” FSS Interest”) and HSOA is the owner and holder of the 99.9% limited partnership interest in Fiber-Seal (the” HSOA Interest” and, together with the FSS Interest, the” Fiber-Seal Interests”;
WHEREAS, FSS has agreed to sell the FSS Interest to NBM, and HSOA has agreed to sell the HSOA Interest to Mattich on the terms as set forth herein;
WHEREAS. the parties desire to make certain representations, warranties and agreements in connection with the proposed purchase and sale of the Fiber-Seal Interests, as further set forth herein;
WHEREAS, Fiber-Seal has previously agreed to grant and deliver to NBM $14,235.00 worth of shares of common stock of HSOA (the “Stock obligation”);
WHEREAS. HSOA is indebted to Mattich in the amount of $76,130.23, representing unreimbursed expenses and credit for accrued vacation resulting from Mattich’s previous employment with HSOA (the” Expense Obligation”); and
WHEREAS, NBM made a loan in the original principal amount of $35,000.00 to Fiber-Seal evidenced by a demand note dated July 3, 2008 (the” Demand Note”).
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereto agree as follows:
l. Purchase and Sale; Closing.
1.1	Purchase and Sale.
(a) FSS hereby sells, assigns, transfers and delivers to NBM, and NBM hereby purchases from FSS. the FSS Interests in exchange for the following:
(i)	waiver by NBM of the Stock Obligation of HSOA;

(ii)	cancellation by NBM of the Demand Note; and

(iii)	$4,285.77 in cash.
(b) HSOA hereby sells, assigns, transfers and delivers to Mattich, and Mattich hereby purchases from HSOA, the HSOA Interest in exchange for waiver by Mattich of the Expense Obligation of Fiber-Seal.
Partnership Interest Purchase Agreement —

1.2 Closing. The closing of the purchase and sale of the Fiber-Seal Interests (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date hereof (the “Closing Date”). Upon the Closing, Sellers shall cause Fiber-Seal to register the transfer of the Fiber-Seal Interests to Purchasers on its books and Records, and NBM shall pay to FSS +,Z.SS.’liln cash by wire transfer to an account designated by FSS or by check. In addition,( a) waiver by NBM of the Stock Obligation of Fiber-Seal, (b) cancellation by NBM of the Demand Note, and (c) waiver by Mattich of the Expense obligation of Fiber-Seal shall each be automatically deemed to be effective as of the Closing Date.
2. Representations and Warranties of Sellers. Each of the Sellers hereby jointly and severally represents and warrants to Purchasers as follows:
2.1 Authority; Enforceability. Sellers have the legal power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by Sellers hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by Sellers pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by Sellers have been duly executed and delivered by Sellers and constitute the legal, valid and binding obligations of sellers, enforceable against Sellers in accordance with their terms.
2.2 Partnership Agreement. The Partnership Agreement attached hereto as Exhibit A is a true, complete and correct copy of such document, and there have been no amendments or modifications thereto except as attached hereto.
2.3 Fiber-Seal Interests. Sellers are the sole and lawful owners of the Fiber-Seal Interests. Sellers hold and are transferring to purchasers the Fiber-Seal Interests free and clear of all liens, restrictions, covenants or adverse claims of any kind or character. Sellers have full record and beneficial ownership of the Fiber-Seal Interests.
2.4 Assets. Fiber-Seal owns all of the assets, properties, rights and authorizations of any kind or description. Including, but not limited to those certain distributorship agreements by and between Fiber-Seal and its various distributors, required to operate the Business as presently conducted. Fiber-Seal owns or has the license or right to use, all intellectual property rights currently used or necessary to conduct the Business. All inventory of Fiber-Seal consists of a quality and quantity that are useable and saleable in the ordinary course of business and the quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of Fiber-Seal.
2.5 Access to Information. Sellers have been provided an opportunity to conduct their own due diligence review of all of Fiber-Seal’s tax, accounting, partnership and financial books and records (collectively, the “Books and Records”), and to obtain any additional information concerning Fiber-Seal and its assets as Sellers consider necessary to evaluate the merits or risks of the sale of the Fiber-Seal Interests. The Books and Records are true, correct and complete in all material respects and have been maintained on a current basis. Fiber-Seal has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due, including without limitation any liability for taxes and interest, penalties, and other charges payable with respect to any such liability or obligation) other than as reflected in the Books and Records.
2.6 Solvency. Fiber-Seal is not, and, with the passage of time, does not expect to become, insolvent or bankrupt.
2.7 Security Interests of Texas Capital Bank. The security interests of Texas Capital Bank, National Association, as Administrative Agent, as Secured Party, against each of Fiber-Seal, HSOA and FSS, as Debtor, evidenced by those certain UCC-1 Financing Statements on file with the Secretary of State of Texas have been released and a UCC-3 termination statements as been filed corresponding to each such UCC-l.
Partnership Interest Purchase Agreement —

2.8 Good Standing of Fiber-Seal and Sellers.
(a) The 2006 and 2007 Franchise Tax Returns of FSS have been filed with the Office of the Texas Comptroller of Public Accounts and the charter of FSS has been reinstated by the Texas Secretary of State. FSS has delivered to Purchasers a certificate of good standing for FSS issued by the Texas Comptroller of Public Accounts and a certificate of status for FSS issued by the Texas Secretary of State.
(b) The 2007 Franchise Tax Returns o f Fiber-Seal and HSOA have been filed with the Office of the Texas Comptroller of Public Accounts, Fiber-Seal and HSOA have delivered to Purchasers a certificate of good standing for each of Fiber-Seal and HSOA issued by the Texas Comptroller of Public Accounts and a certificate of status for each of Fiber-Seal and HSOA issued by the Texas Secretary of State.
2.9 Copier Lease. HSOA has assigned to Fiber-Seal, and Fiber-Seal has assumed that certain Lease Agreement/Order Agreement dated October 1, 2006 by and between HSOA and Lanier Worldwide, Inc. (the “Copier Lease”), and the terms and conditions of Section 6 of the Copier Lease pertaining to restrictions on assignment thereof have been complied with fully.
2.10 Reliance on Representations and Warranties. Sellers and Fiber Seal understand and agree that Purchasers have relied and will rely upon the representations and warranties of Sellers contained in this Agreement in connection with the transfer of the Fiber-Seal Interests and admission of Purchasers as partners in Fiber-Seal.
3. Representations and Warranties of Purchasers. Each of the Purchasers hereby jointly and severally represents and warrants to Sellers as follows:
3.1 Shares for Account of Investor. The Fiber-Seal Interests are being acquired for the account of Purchasers for investment purposes only, and are not being purchased with a view to or for the resale distribution or fractionalization thereof and purchasers have not contract, undertaking agreement or arrangement with and have no present plan to enter into any contract undertaking agreement or arrangement with any person to sell, transfer or pledge the Fiber-Seal Interest or any portion thereof.
3.2 Securities Not Registered Under Securities Laws. Purchasers have been informed and understand that: (a) THE SECURII’IES I,IAVE NOT BEEN REGISI’ERED UNDER THE SECURITIES ACT OI’ I933, AS AMENDED (“THE SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCEO N EXEMPTIONS FROM THE REGISTRAT’ION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES OR OTHER REGULATORY AUTHORITY, NOR HAS ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OF’SUCH SECURITIES OR THE ACCURACY OR ADEQUACY OF ANY DISCLOSURES RELATED THERETO. ANY REPRESENTATION TO ‘I’HE CONTRARY IS A CRIMINAL OFFENSE, and (b) the Fiber-Seal Interests have not been, and Purchasers have no right to require that they be, registered under the Securities Act or any applicable state securities laws, and such Fiber-Seal Interests are being sold in reliance upon exemptions available under such laws.
3.3 Limitation on Transferability of Securities. Purchasers have been informed and understand and agree that:
(a) THE FIBER-SEAL INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE UNDER APPLICABLE LAWS AND PURSUANT TO THE PARTNERSHIP AGREEMENT AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTIONS THEREFROM.
Partnership Interest Purchase Agreement —

(b) Purchasers are aware that Purchasers must bear the economic risk of the investment in the Fiber-Seal Interests for an indefinite period of time.
(c) No offer, sale, transferor other disposition of the Fiber-Seal Interests may be made unless such Fiber-Seal Interests have theretofore been effectively registered under the Securities Act and applicable state securities laws, or Fiber-Seal has received the written opinion of counsel satisfactory to Fiber-Seal that the transaction will not violate or require registration under such laws and obtains warranties similar to those set forth herein from the proposed transferee.
3.4 Financial Ability of Investor. Purchasers (a) have the financial ability to bear the economic risk of their investment in the Fiber Seal Interests (including the possible loss of the entire amount thereof, (b) have adequate means for providing for their current and future needs and personal contingencies notwithstanding (i) Purchasers’ investment in the Fiber-Seal Interests(,i i) the unavailability of any tax, financial or other benefits from Purchasers’ investment in or ownership of the Fiber-Seal Interests or (iii) the complete loss of Purchasers’ entire investment in the Fiber-Seal Interests and ( c) have no need for liquidity with respect to their investment in the Fiber-Seal nterests.
3.5 Investor Sophistication. Purchasers have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Fiber-Seal Interests and have obtained sufficient information from Fiber-Seal to enable them to evaluate the risks of an investment in the Fiber-Seal Interests.
3.6 Access to Information. Purchasers (a) have been provided an opportunity to conduct their own due diligence and review financial information regarding Fiber-Seal and to obtain any additional information concerning Fiber-Seal and its assets and (b) have had the opportunity to ask questions of, and receive answers from, Fiber-Seal or its authorized representatives concerning the terms and conditions of this Agreement and other matters pertaining to the acquisition of the Fiber-Seal Interests and to obtain such additional information as Purchasers consider necessary to evaluate the merits or risks of the acquisition of the Fiber-Seal Interests. Purchasers have not been furnished any other offering literature or prospectus. Purchasers have received and reviewed a copy of the Partnership Agreement and acknowledge that upon the transfer of the Fibcr-Seal Interests to Purchasers, Purchasers will be subject to the terms thereof.
3.7 Authority. The execution, delivery, and performance of this Agreement have been duly authorized by Purchasers. The execution and delivery of this Agreement and the purchase of the Fiber-Seal Interests do not conflict with or breach any provision of the organizational documents of NBM or any law, ruling, regulation, statute or agreement to which it is subject.
3.8 No Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement as a result of arrangements entered into by Purchasers.
3.9 Reliance on Representations and Warranties. Purchasers understand and agree that Sellers and Fiber-Seal have relied and will rely upon the representations and warranties of Purchasers contained in this Agreement in connection with the transfer of the Fiber-Seal Interests and admission of Purchasers as partners in Fiber-Seal.
Partnership Interest Purchase Agreement —

4. Indemnification: Third-Party Claims.
4.1 Indemnification by Sellers. Sellers, jointly and severally, covenant and agree to defend, indemnify and hold Purchasers and Purchasers’ officers, directors, stockholders, partners, successors and assignees (collectively, the “Indemnitees”) harmless from and against any and all damages, losses, liabilities, fines, penalties, costs and expenses (including, but not limited to, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claim covered by this indemnity) (collectively, the “Indemnifiable Costs”) with respect to or arising out of any demand, claim, inquiry, investigation, proceeding, action or cause of action that the Indemnitees may suffer or incur by reason of:
(a) any breach of, or any inaccuracy in, any representation or warranty of Sellers contained herein or in any document or instrument executed and delivered pursuant hereto or thereto;
(b) the non-performance of any covenant or obligation to be performed by Sellers contained herein or in any document or instrument executed and delivered pursuant hereto or thereto;
(c) any liability of Sellers of any nature in connection with or arising out of the ownership, operation or management of the Business prior to the Closing Date;
(d) any liability of any nature, presently existing or arising out of any pending or threatened litigation, claims, investigations, inquiries, regulatory audits or assessments, or similar proceedings against Sellers and/or their heirs and assigns or representatives as, well as any future litigation, claims, investigations, inquiries, regulatory audits or assessments or, other similar proceedings against Sellers and/or their heirs and assigns or representatives or;
(e) any taxes of Sellers with respect to the Business for all periods prior to the Closing Date and any tax liability of the Sellers arising out of the transactions contemplated hereby.
4.2 Procedures. If a claim by a third party is made against an Indemnitee, and if such Indemnitee intends to seek indemnity with respect thereto under this Section 4, the Indemnitee shall promptly, and in any event within thirty (30) days after the assertion of any claim or the discovery of any fact upon which Indemnitee intends to base a claim for indemnification under this Agreement (“Claim”), notify the party from whom indemnification is sought (“Indemnitor”) of such Claim; provided, that the failure or delay in giving such notice shall not preclude Indemnitee of such Claim; provided, that the failure or delay in giving such notice shall not preclude Indemnitee from making any Claim thereon if the failure or delay in giving such notice did not prejudice Indemnitor. In the event of any Claim, except a Claim for taxes, Indemnitor shall be entitled to participate in the defense of such Claim and, to the extent that it wishes ( unless( i) the Indemnitor is also a party to the proceedings concerning such Claim and the Indemnitee determines in good faith that joint representation would be a conflict of interest, or (ii) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such Claim and provide indemnification with respect to such Claim), to assume the defense of such Claim with counsel reasonably satisfactory to the Indemnitee and, alter notice from the Indemnitor to the Indemnitee of its election to assume the defense of such proceeding given within thirty (30) days of receipt of Indemnitee’s notice of the Claim, the Indemnitor will not, as long as it diligently conducts such defense be liable to the Indemnitee under this Section 4 for any fees of other counsel or any other expenses with respect to the defense of such Claim, in each case subsequently incurred by the Indemnitee in connection with the defense of such Claim. In the event that Indemnitor elects to undertake the defense of any Claim hereunder, Indemnitee shall cooperate with Indemnitor to the fullest extent possible in regard to all matters relating to the Claim (including without limitation, corrective actions required by applicable legal requirements, assertion of defenses and the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto) so as to permit Indemnitor’s management of same with regard to the amount of Indemnifiable Costs payable by the Indemnitor hereunder. No Indemnitee or Indemnitor shall be entitled to settle any Claim without the prior written consent of the other, which consent shall not be unreasonably withheld. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.
Partnership Interest Purchase Agreement —

5. Additional Covenants.
5.1 Transfer of Interests. Sellers each acknowledge and agree that the signatures of Sellers to this Agreement shall also be deemed to be, and shall constitute, each Seller’s prior written consent of the transfer of the Fiber-Seal Interests to Purchasers an d shall satisfy the requirements of Article 6 of the Partnership Agreement relating to such transfer.
5.2 Acknowledgement of Terms of Partnership Agreement. Upon Purchasers’ acquisition of the Fiber-Seal Interests, the Purchasers (and their spouses, if any) shall execute a signature page (and spousal consent, as applicable) acknowledging Purchasers’ (and their spouses’) agreement to be bound by the terms of the Partnership Agreement.
5.3 Further Assurances. In connection with the transfer of the Fiber-Seal Interests, Purchasers and Sellers shall cooperate with Fiber-Seal to execute any additional documentation reasonably requested on behalf of Fiber-Seal to evidence the transfer of the Fiber-Seal Interests from Sellers to Purchasers. Upon the transfer of the Fiber-Seal Interests to purchasers, Sellers shall cease to be partners in Fiber-Seal. Pursuant to Section 2.02 of the Texas Revised Limited Partnership Act, within 30 days after the closing Date, FSS and NBM shall cooperate to file a Certificate of Amendment to the certificate of Limited Partnership for Fiber-Seal reflecting the withdrawal of FSS as general partner and the admission of NBM as the new general partner.
6. Miscellaneous.
6.1 Governing Laws. This Agreement shall be governed by and controlled in accordance with the laws substantive of the State of Texas without regard to conflict of law provisions.
6.2 Headlines. The headings of the sections of this Agreement are for reference only and shall not limit or otherwise affect the interpretation or effect of any term or provision.
6.3 Binding Agreement. Except as expressly set forth to the contrary, this Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and permitted assigns of the parties.
6.4 Expenses. The parties hereto shall each bear their own legal, financial and other expenses incurred in relation to the execution of this Agreement and the related transactions thereto.
[Signature Page Follows]
Partnership Interest Purchase Agreement —

Executed as of the date first written above.

PURCHASERS: NBM ENTERPRISES LLC, a Texas limited liability company
By:	/s/ Jeffrey M. Mattich
Jeffrey M. Mattich
Manager

/s/ Jeffrey M. Mattich
JEFFREY M. MATTICH, an individual

SELLERS: HOME SOLUTIONS OF AMERICA, INC., a Delaware corporation
By:	/s/ Frank J. Fradella
	Name:	Frank J. Fradella
	Title:	Chief Executive Officer

FSS HOLDING CORP., a Texas corporation
By:	/s/ Frank J. Fradella
	Name:	Frank J. Fradella
	Title:	Authorized Agent
Partnership Interest Purchase Agreement —

EXHIBIT A
Partnership Agreement
[Attached]
Partnership Interest Purchase Agreement —